Exhibit 10.1

NEW YORK STATE

DEPARTMENT OF FINANCIAL SERVICES

In the Matter of OCWEN FINANCIAL CORPORATION, OCWEN LOAN SERVICING, LLC

CONSENT ORDER PURSUANT TO NEW YORK BANKING LAW § 44

The New York State Department of Financial Services (the “Department”) and Ocwen Financial Corporation, the parent company of Ocwen Loan Servicing, LLC (together, “Ocwen”), (collectively, the “Parties”) stipulate that:

WHEREAS, Ocwen is the fourth largest mortgage loan servicer and the largest servicer of subprime loans in the United States, servicing an unpaid principal balance (“UPB”) of approximately $430 billion. In New York alone, Ocwen services nearly 130,000 residential home loans with a total UPB of more than $30 billion.

WHEREAS, Ocwen is a New York State-licensed mortgage banker and mortgage loan servicer, pursuant to the New York Banking Law, and the Department is responsible for its supervision and regulation;

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WHEREAS, in the last five years, Ocwen has acquired mortgage servicing rights (“MSRs”) for hundreds of billions of dollars in UPB from several major servicers, including Litton Loan Servicing LP (“Litton”), Saxon Mortgage Services, Inc. (“Saxon”), and Homeward Residential Holdings, Inc. (“Homeward”);

WHEREAS, in 2010 and 2011, the multistate examinations of Ocwen, Litton, and Homeward identified numerous and significant violations of New York State laws and regulations;

WHEREAS, on September 1, 2011, in connection with Ocwen’s acquisition of Litton and amid concerns regarding Ocwen’s rapid growth and capacity to properly acquire and service a significant portfolio of distressed home loans, Ocwen and the Department entered into an Agreement on Mortgage Servicing Practices (the “2011 Agreement”), which required Ocwen to adhere to certain servicing practices in the best interest of borrowers and investors;

WHEREAS, a June 2012 targeted examination of Ocwen revealed that Ocwen violated the 2011 Agreement;

WHEREAS, as a result of Ocwen’s violation of the 2011 Agreement, Ocwen entered into a Consent Order with the Department on December 5, 2012, which required Ocwen to retain an independent compliance monitor (the “Compliance Monitor”) for two years to conduct a comprehensive review of Ocwen’s servicing operations;

WHEREAS, the Department and the Compliance Monitor identified numerous and significant additional violations of the 2011 Agreement, as well as New York State laws and regulations;

NOW, THEREFORE, to resolve this matter, the Parties agree to the following:

Facts

1.                  Ocwen has grown more than ten-fold in the last several years. Beginning in 2009, Ocwen significantly expanded its servicing operations through the acquisition of several major servicers of home loans, as well as the acquisition of MSRs for hundreds of billions of dollars in UPB. From the end of 2009 to the end of 2013, Ocwen’s servicing portfolio grew from 351,595 residential loans with an aggregate UPB of $50 billion to 2,861,918 residential loans with an aggregate UPB of $464.7 billion.

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2.                  In 2010 and 2011, the Department participated in a multistate examination of Ocwen, as well as examinations of Litton and Homeward, the entities ultimately acquired by Ocwen. The examination of Ocwen identified, among other things, deficiencies in Ocwen’s servicing platform and loss mitigation infrastructure, including (a) robo-signing, (b) inaccurate affidavits and failure to properly validate document execution processes, (c) missing documentation, (d) wrongful foreclosure, (e) failure to properly maintain books and records, and (f) initiation of foreclosure actions without proper legal standing.

3.                  The examinations of Litton and Homeward identified substantial deficiencies, weaknesses, and violations of laws and regulations relating to, among other things, foreclosure governance, implementation of modification programs, record keeping, required notifications, and the charging of unallowable fees.

4.                  The examination of Litton also revealed that, prior to Ocwen’s acquisition of Litton, members of Litton’s information technology staff falsified documents provided to the Department during the review of Litton’s information technology infrastructure.

5.                  In connection with Ocwen’s acquisition of Litton in 2011 and in light of the examination findings for both Ocwen and Litton, the Department sought to ensure that Ocwen had sufficient capacity to properly acquire and manage a significant portfolio of distressed loans, including the ability to effectively manage the increased volume and comply with requirements under the federal Home Affordable Modification Program, internal loss mitigation policies and procedures, and laws and regulations governing mortgage loan servicing and foreclosure activities.

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6.                  To that end, Ocwen and the Department entered into an Agreement on Mortgage Servicing Practices on September 1, 2011, which required Ocwen to: (a) establish and maintain sufficient capacity to properly acquire and manage its significant portfolio of distressed loans to ensure a smooth borrower transition; (b) engage in sound document execution and retention practices to ensure that mortgage files are accurate, complete, and reliable; and (c) implement a system of robust internal controls and oversight with respect to mortgage servicing practices performed by its staff and third party vendors to prevent improper foreclosures and maximize struggling borrowers’ opportunities to keep their homes.

7.                  In June 2012, the Department conducted a targeted examination of Ocwen to assess its compliance with the 2011 Agreement and Part 419 of the Superintendent’s Regulations, which governs business conduct rules for servicers. The examination identified gaps in the servicing records of certain loans that indicated repeated non-compliance by Ocwen, including: (a) failing to send borrowers a 90-day notice prior to commencing a foreclosure action as required under New York Real Property Actions and Proceedings Law (“RPAPL”) § 1304, (b) commencing foreclosure actions on subprime loans without affirmatively alleging in the complaint that Ocwen had standing to bring the foreclosure action as required by RPAPL § 1302, and (c) commencing foreclosure actions without sufficient documentation of its standing to do so.

8.                  The targeted examination also identified instances that indicated widespread non-compliance with the 2011 Agreement including: (a) failing to provide borrowers with the direct contact information for their designated single point of contact, a customer care representative whose role is to understand each assigned borrower’s circumstances and history to ensure that the borrower receives efficient and consistent customer care; (b) dual-tracking; (c) failing to conduct an independent review of loan modification denials; (d) failing to demonstrate adoption of policies and procedures to effectively track sanctioned third-party vendors, including local foreclosure counsel; (e) failing to demonstrate implementation of policies and procedures to verify borrower information on newly boarded accounts to accurately reflect the status and current balance of the borrower’s account; and (f) failing to ensure that trial or permanent modifications granted to borrowers by a prior servicer are honored upon transfer to Ocwen.

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9.                  Consequently, on December 5, 2012, Ocwen entered into a Consent Order with the Department, which required Ocwen to retain an independent compliance monitor for two years. The Consent Order mandated that the Compliance Monitor, which would report directly to the Department, would “conduct a comprehensive review . . . of Ocwen’s servicing operations, including its compliance program and operational policies and procedures.” The review would, at a minimum, consider (a) the adequacy of Ocwen’s staffing levels, (b) the robustness of Ocwen’s established policies and procedures, (c) the fairness of servicing fees and foreclosure charges, (d) the accuracy of borrower account information, (e) Ocwen’s compliance with federal and state law, (f) borrower complaints and recordings of customer service, and (g) Ocwen’s compliance with the Agreement.

10.              The Compliance Monitor began work in July 2013.

11.              In the course of the Compliance Monitor’s review, it identified numerous and significant violations of the 2011 Agreement, as well as New York State laws and regulations.

12.              For example, a limited review by the Compliance Monitor of 478 New York loans that Ocwen had foreclosed upon revealed 1,358 violations of Ocwen’s legal obligations, or about three violations per foreclosed loan. These violations included:

•	failing to confirm that it had the right to foreclose before initiating foreclosure proceedings;

•	failing to ensure that its statements to the court in foreclosure proceedings were correct;
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•	pursuing foreclosure even while modification applications were pending (“dual tracking”);

•	failing to maintain records confirming that it is not pursuing foreclosure of servicemembers on active duty; and
•	failing to assign a designated customer care representative.

13.              The Department and the Compliance Monitor also identified, among other things, (a) inadequate and ineffective information technology systems and personnel, and (b) widespread conflicts of interest with related parties.

Inadequate and Ineffective Information Technology Systems and Personnel

14.              In the course of its review, the Compliance Monitor determined that Ocwen’s information technology systems are a patchwork of legacy systems and systems inherited from acquired companies, many of which are incompatible.  A frequent occurrence is that a fix to one system creates unintended consequences in other systems.  As a result, Ocwen regularly gives borrowers incorrect or outdated information, sends borrowers backdated letters, unreliably tracks data for investors, and maintains inaccurate records.  There are insufficient controls in place—either manual or automated—to catch all of these errors and resolve them.

15.              For example, Ocwen’s systems have been backdating letters for years. In many cases, borrowers received a letter denying a mortgage loan modification, and the letter was dated more than 30 days prior to the date that Ocwen mailed the letter. These borrowers were given 30 days from the date of the denial letter to appeal that denial, but those 30 days had already elapsed by the time they received the backdated letter. In other cases, Ocwen’s systems show that borrowers facing foreclosure received letters with a date by which to cure their default and avoid foreclosure—and the cure date was months prior to receipt of the letter. Ocwen’s processes failed to identify and remedy these errors.

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16.              Moreover, Ocwen failed to fully investigate and appropriately address the backdating issue when an employee questioned the accuracy of Ocwen’s letter dating processes and alerted the company’s Vice President of Compliance. Ocwen ignored the issue for five months until the same employee raised it again. While Ocwen then began efforts to address the backdating issue, its investigation was incomplete and Ocwen has not fully resolved the issue to date, more than a year after its initial discovery.

17.              Ocwen’s core servicing functions rely on its inadequate systems. Specifically, Ocwen uses comment codes entered either manually or automatically to service its portfolio; each code initiates a process, such as sending a delinquency letter to a borrower, or referring a loan to foreclosure counsel. With Ocwen’s rapid growth and acquisitions of other servicers, the number of Ocwen’s comment codes has ballooned to more than 8,400 such codes. Often, due to insufficient integration following acquisitions of other servicers, there are duplicate codes that perform the same function. The result is an unnecessarily complex system of comment codes, including, for example, 50 different codes for the single function of assigning a struggling borrower a designated customer care representative.

18.              Despite these issues, Ocwen continues to rely on those systems to service its portfolio of distressed loans. Ocwen’s reliance on technology has led it to employ fewer trained personnel than its competitors. For example, Ocwen’s Chief Financial Officer recently acknowledged, in reference to its offshore customer care personnel, that Ocwen is simply “training people to read the scripts and the dialogue engines with feeling.” Ocwen’s policy is to require customer support staff to follow the scripts closely, and Ocwen penalizes and has terminated customer support staff who fail to follow the scripts that appear on their computer screens. In some cases, this policy has frustrated struggling borrowers who have complex issues that exceed the bounds of a script and have issues speaking with representatives at Ocwen capable of addressing their concerns. Moreover, Ocwen’s customer care representatives in many cases provide conflicting responses to a borrower’s question. Representatives have also failed in many cases to record in Ocwen’s servicing system the nature of the concerns that a borrower has expressed, leading to inaccurate records of the issues raised by the borrower.

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19.              Ocwen’s inadequate infrastructure and ineffective personnel have resulted in Ocwen’s failure to fulfill its legal obligations. Prior to the Department’s and the Compliance Monitor’s review, Ocwen did not take adequate steps to implement reforms that it was legally obligated to implement pursuant to the 2011 Agreement.

Widespread Conflicts of Interest with Related Parties

20.              The Department’s review of Ocwen’s mortgage servicing practices also uncovered a number of conflicts of interest between Ocwen and four other public companies (the “related parties”),1 all of which are chaired by Mr. Erbey, who is also the largest individual shareholder of each and the Executive Chairman of Ocwen. In addition to serving as chairman of the board for Ocwen and each related company, Mr. Erbey’s holdings in these companies total more than $1 billion. Other Ocwen executives and directors also own significant investments in both Ocwen and the related parties. Yet, Ocwen does not have a written policy that explicitly requires potentially conflicted employees, officers, or directors to recuse themselves from involvement in transactions with the related companies.

[1]	The related parties are, as of the date of this Consent Order, Altisource Portfolio Solutions, S.A. (“Altisource Portfolio”), Altisource Residential Corporation, Altisource Asset Management Corporation, and Home Loan Servicing Solutions Ltd., and any of their affiliates, predecessors and successors in interest, both past and present, and any of their officers, directors, partners, employees, consultants, representatives, and agents or other persons and entities acting under their control or on their behalf.

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21.              Despite Mr. Erbey’s holdings in these companies, Mr. Erbey has not in fact recused himself from approvals of several transactions with the related parties. Mr. Erbey, who owns approximately 15% of Ocwen’s stock, and nearly double that percentage of the stock of Altisource Portfolio, has participated in the approval of a number of transactions between the two companies or from which Altisource received some benefit, including the renewal of Ocwen’s forced placed insurance program in early 2014.

22.              Ocwen’s close business relationship with related companies is particularly evident in its relationship with Altisource Portfolio, which has dozens of subsidiaries that perform fee-based services for Ocwen. In one example, Altisource Portfolio subsidiary Hubzu, an online auction site, hosts nearly all Ocwen auctions. In certain circumstances, Hubzu has charged more for its services to Ocwen than to other customers—charges which are then passed on to borrowers and investors. Moreover, Ocwen engages Altisource Portfolio subsidiary REALHome Services and Solutions, Inc. as its default real estate agency for short sales and investor-owned properties, even though this agency principally employs out-of-state agents who do not perform the onsite work that local agents perform, at the same cost to borrowers and investors.

23.              Conflicts of interest are evident at other levels of the Ocwen organization. For example, during its review, the Monitor discovered that Ocwen’s Chief Risk Officer concurrently served as the Chief Risk Officer of Altisource Portfolio. The Chief Risk Officer reported directly to Mr. Erbey in both capacities. This individual seemed not to appreciate the potential conflicts of interest posed by this dual role, which was of particular concern given his role as Chief Risk Officer.

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Settlement Provisions

Monetary Payment

24.              Ocwen will pay the amount of $150 million as follows:

a.	$100 million paid to the Department by December 31, 2014, as a civil monetary penalty pursuant to New York Banking Law § 44, to be used by the State of New York for housing, foreclosure relief, and community redevelopment programs supporting New York’s housing recovery; and

b.	$50 million deposited into an interest-bearing escrow account by December 31, 2014, to be paid as restitution to current and former Ocwen-serviced borrowers in New York, as follows:

i.	$10,000 to each borrower whose home was foreclosed upon by Ocwen between January 1, 2009, and the date of this Consent Order; and

ii.	The balance of the $50 million to be distributed equally among borrowers who had foreclosure actions filed against them by Ocwen between January 1, 2009, and the date of this Consent Order, but in which Ocwen did not complete such foreclosure.

25.              Ocwen agrees that it will not claim, assert, or apply for a tax deduction or tax credit with regard to any U.S. federal, state, or local tax, directly or indirectly, for any portion of the amount paid pursuant to this Consent Order.

Borrower Assistance

26.              For borrowers receiving payments pursuant to Paragraph 24(b)(ii), Ocwen will evaluate such borrowers for all applicable modifications and other foreclosure alternatives in light of their improved financial condition resulting from such payment.

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27.              Beginning sixty (60) days after the date of execution of the Consent Order, and for a period of two years thereafter, Ocwen will provide upon request by a New York borrower that borrower’s complete loan file, which includes all information from all systems, including comment codes, at no cost to the borrower, regardless of whether such borrower’s loan is still serviced by Ocwen.

28.              Beginning sixty (60) days after the date of execution of the Consent Order, Ocwen will provide every New York borrower who is denied a modification, short sale, or deed-in-lieu of foreclosure, a detailed explanation of the reasons for denial.

29.              Beginning sixty (60) days after the date of execution of this Consent Order, for all New York borrowers who have been reported negatively by Ocwen to credit agencies since January 1, 2010, Ocwen will provide upon request at no cost a copy of such borrower’s credit report (including credit scores) no more than once a year, regardless of whether such borrower’s loan is still serviced by Ocwen. Ocwen will make sufficient staff available for borrowers to inquire about their credit reporting and will dedicate the resources necessary to investigate such inquiries and promptly correct any errors.

30.              The Operations Monitor will oversee Ocwen’s compliance with these borrower assistance provisions and will work with Ocwen to develop appropriate procedures for such compliance.

Operations Monitor

31.              The Department will select in its sole discretion an independent on-site operations monitor (the “Operations Monitor”) that will report directly to the Department.

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32.              The Operations Monitor will review and assess the adequacy and effectiveness of Ocwen’s operations. Such an assessment will include but is not limited to the following areas:

a.	Information technology systems and personnel, including with respect to record keeping and borrower communications;

b.	Number of personnel and the training and expertise of its personnel in all servicing operations;

c.	Onboarding process for newly acquired mortgage servicing rights, including Ocwen’s ability to onboard newly acquired MSRs without interruption to servicing newly acquired loans or its existing loan portfolio;

d.	Controls in identifying and correcting errors made by Ocwen’s personnel or systems;

e.	Risk management functions;

f.	Contracts or proposed contracts with third parties, including but not limited to related parties;

g.	Fees charged by Ocwen to borrowers or mortgage investors; and

h.	The Ocwen borrower experience.

33.              The Operations Monitor will identify the criteria for determining what constitutes a “related party” for purposes of compliance with this Consent Order.

34.              The purview of the Operations Monitor will extend to all matters directly or indirectly affecting New York borrowers, including matters that affect borrowers in all states or in multiple states that include New York.

35.              The Operations Monitor will identify needed corrective measures to address identified weaknesses and deficiencies in Ocwen’s operations, make recommendations to Ocwen and to the Superintendent, and oversee implementation of reforms. The Operations Monitor will also develop benchmarks against which to assess Ocwen’s progress in complying with recommended corrective measures.

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36.              The Operations Monitor will review and assess Ocwen’s current committees of the Board of Directors. Ocwen Financial Corporation’s Board of Directors (the “Board”) will consult with the Operations Monitor concerning, among other things, the structure, composition, and reporting lines of such committees, and whether certain committees should be either disbanded or created.

37.              The Board will consult with the Operations Monitor to determine which decisions should be committed to the specific oversight of the Board’s independent directors, or a committee comprised of such independent directors, including, but not limited to:

a.	Approval of transactions with related parties;

b.	Approval of transactions to acquire mortgage servicing rights, sub-servicing rights, or otherwise to increase the number of loans serviced by Ocwen;

c.	Approval of new relationships with third-party vendors;

d.	Determinations as to whether Ocwen’s servicing, compliance, and information technology functions are adequately staffed;

e.	Determinations as to whether Ocwen’s servicing, compliance, and information technology personnel are adequately trained;

f.	Determinations as to whether Ocwen’s information technology infrastructure and ongoing investment in information technology systems are adequate;

g.	Determinations as to whether Ocwen is adequately addressing the issues identified by the Operations Monitor and the Compliance Monitor; and

h.	Determinations as to whether Ocwen is treating borrowers fairly and is communicating with borrowers appropriately.

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38.              The Board will consult with the Operations Monitor to determine whether any member of senior management should be terminated or whether additional officers should be retained to achieve the goals of complying with this Consent Order, and all applicable laws, regulations, and agreements, as well as creating a corporate culture of ethics, integrity, compliance, and responsiveness to borrowers.

39.              Ocwen may acquire MSRs upon (a) meeting benchmarks developed by the Operations Monitor concerning the adequacy of Ocwen’s onboarding process for newly acquired MSRs and its ability to adequately service both those newly acquired MSRs and its existing loan portfolio, and (b) the Department’s approval, not to be unreasonably withheld. The Operations Monitor will act with reasonable expedition to develop such benchmarks in consultation with Ocwen. These benchmarks will address, at a minimum, the following:

a.	The development and implementation of a satisfactory compliance plan;

b.	The development and implementation of a plan to resolve record-keeping and borrower communication issues;

c.	The reasonableness of fees and expenses charged to borrowers and mortgage investors, including those charged directly or indirectly by related parties;

d.	The development and performance of a risk assessment to identify potential risks and deficiencies in the onboarding process; and

e.	The development of a written onboarding plan that addresses potential risks and deficiencies, including testing and quality control review periodically during the onboarding process.

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40.              The Operations Monitor will semi-annually review and approve Ocwen’s benchmark pricing and performance studies with respect to all fees or expenses charged to New York borrowers by any related party.

41.              The Operations Monitor will oversee and ensure Ocwen’s implementation and adherence to the terms of this Consent Order.

42.              Within one hundred twenty (120) days of the date of the formal engagement of the Operations Monitor, the Operations Monitor will submit to the Parties a preliminary written report of findings, including, to the extent the Operations Monitor has had the opportunity to develop them, any proposed corrective measures and associated benchmarks (the “Operations Report”). The Operations Monitor will submit written monthly action progress reports (“Progress Reports”) to the Parties. On a quarterly basis, starting ninety (90) days from the date of the first Operations Report, the Operations Monitor will issue an Operations Report covering the three-month period immediately preceding.

43.              Ocwen agrees to cooperate fully with the Operations Monitor by, including but not limited to, providing the Operations Monitor access to all relevant personnel and records necessary on a real-time basis, including those at any overseas locations, and including information on business decisions pertinent to the work of the Operations Monitor currently pending or recently made by Ocwen management or its Board of Directors, to allow the Operations Monitor to fulfill its duties.

44.              Any dispute as to the scope of the Operations Monitor’s authority will be resolved by the Department in the exercise of its sole discretion after appropriate consultation with Ocwen and/or the Operations Monitor.

45.              Ocwen will pay all reasonable and necessary costs of the Operations Monitor.

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46.              The terms of the Operations Monitor will extend for a period of twenty-four (24) months from the date of formal engagement which shall be no later than May 1, 2015. The Department may, in its sole discretion, extend the engagement another twelve (12) months if the Department determines that Ocwen has not sufficiently achieved benchmarks identified by the Operations Monitor.

Compliance Monitor

47.              The Compliance Monitor will remain engaged for at least three (3) months from the execution of this Consent Order. The Department may, in its sole discretion, extend the engagement of the Compliance Monitor for a period not to exceed an additional three (3) months.

48.              Following completion of the Compliance Monitor’s engagement, the Operations Monitor may call upon the Compliance Monitor to perform work that draws on the Compliance Monitor’s institutional knowledge of Ocwen.

49.              Prior to the Operations Monitor’s engagement and for a short transitional period thereafter not to exceed forty-five (45) days, the Department may in its sole discretion direct the Compliance Monitor to fill any of the roles of the Operations Monitor described in this Consent Order.

Board of Directors

50.              Ocwen Financial Corporation will expand its Board of Directors by two independent board members (the “Additional Directors”) in consultation with the Compliance Monitor or the Operations Monitor.

51.              The Additional Directors will not own equity in any related party.

52.              Ocwen’s Board will contain no more than two executive directors at any time.

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Conflicts of Interest

53.              With respect to mortgage loans serviced by Ocwen, Ocwen will conduct semi-annual benchmarking studies of pricing and performance standards with respect to all fees or expenses charged to New York borrowers or to investors on New York property by any related party, to determine whether the terms offered by the related party are commensurate with market rates or, if market rates are not available, are reasonably related to actual expenses incurred by the related party. Maximum rates for services that are established by government-sponsored enterprises or other investors may not be presumed to be the market rate and may not substitute for actual assessment of market rates.

54.              Ocwen will not share any common officers or employees with any related party.

55.              Ocwen will not share risk, internal audit, or vendor oversight functions with any related party.

56.              Any Ocwen employee, officer, or director owning more than $200,000 equity ownership in any related party will be recused from negotiating, or voting to approve a transaction with the related party in which the employee, officer, or director has such equity ownership, or any transaction that indirectly benefits such related party if such transaction involves revenues or expense to Ocwen or a related party of $120,000 or more.

Management Changes

57.              Effective January 16, 2015, William Erbey will resign from his position as Executive Chairman of Ocwen, his position as Chairman of the Board of Directors of Altisource Portfolio, his position of Chairman of the Board of Directors of Altisource Residential Corporation, his position of Chairman of the Board of Directors of Altisource Asset Management Corporation, and his position of Chairman of the Board of Directors of Home Loan Servicing Solutions Ltd. Mr. Erbey will have no directorial, management, oversight, consulting, or any other role at Ocwen or any related party, or at any of Ocwen’s or the related parties’ affiliates or subsidiaries as of the date of his resignation. Effective at his resignation, Ocwen’s Board members and management will not disclose to Mr. Erbey any non-public information about Ocwen that is not available to other shareholders. In the event that Ocwen discovers a violation of the terms of this Paragraph, Ocwen will notify the Department of the violation within three (3) business days of discovery.

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No Indemnification

58.              Neither Ocwen, nor any of its parents or affiliates will, collectively or individually, seek or accept, directly or indirectly, reimbursement or indemnification, including, but not limited to, payment made pursuant to any insurance policy, or from any of its parents or affiliates, with regard to any or all of the amounts payable pursuant to this Consent Order.

Breach of Consent Order

59.              In the event that the Department believes Ocwen to be in material breach of this Consent Order (“Breach”), the Department will provide written notice to Ocwen, and Ocwen must, within ten (10) business days of receiving such notice, or on a later date if so determined in the Department’s sole discretion, appear before the Department to demonstrate that no Breach has occurred or, to the extent pertinent, that the Breach has been cured.

60.              The parties understand and agree that Ocwen’s failure to make the required showing within the designated time period will be presumptive evidence of Ocwen’s Breach. Upon a finding of Breach, the Department has all the remedies available to it under the New York Banking and Financial Services Laws and may use any evidence available to the Department in any ensuing hearings, notices, or orders.

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Wavier of Rights

61.              The parties understand and agree that no provision of this Consent Order is subject to review in any court or tribunal outside the Department.

Parties Bound by the Consent Order

62.              This Consent Order is binding on the Department and Ocwen, as well as Ocwen’s successors and assigns that are under the Department’s supervisory authority. This Consent Order does not bind any federal or other state agency or any law enforcement authority.

63.              Except as set forth in Paragraphs 64 and 65, no further action will be taken by the Department against Ocwen for the matters set forth in this Consent Order, provided that Ocwen complies with the terms of the Consent Order.

64.              Nothing in this Consent Order shall excuse Ocwen from paying required restitution to any borrowers harmed by its improper or illegal conduct, including the backdating of letters to borrowers. To the extent a borrower entitled to restitution has received a cash payment pursuant to this Consent Order, Ocwen may offset such payment against the restitution owed to such borrower.

65.              Notwithstanding any other provision in this Consent Order, the Department may undertake additional action against Ocwen for transactions or conduct that: (a) are not set forth in this Consent Order; (b) Ocwen did not disclose to the Compliance Monitor or the Department in connection with the Department’s investigation into these matters; and (c) that the Department and Compliance Monitor were not otherwise aware of in connection with the Department’s investigation and the work of the Compliance Monitor.

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Notices

66.              All notices or communications regarding this Consent Order will be sent to:

For the Department:

Daniel Burstein
Executive Deputy Superintendent

Real Estate Finance Division

New York State Department of Financial Services

One State Street

New York, NY 10004

For Ocwen:

Timothy M. Hayes

Executive Vice President and General Counsel

Ocwen Financial Corporation

1661 Worthington Road #100

West Palm Beach, FL 33409

Miscellaneous

67.              Each provision of this Consent Order will remain effective and enforceable until stayed, modified, suspended, or terminated by the Department.

68.              No promise, assurance, representation, or understanding other than those contained in this Consent Order has been made to induce any party to agree to the provisions of the Consent Order.

IN WITNESS WHEREOF, the parties have caused this Consent Order to be signed this 19th day of December, 2014.

OCWEN FINANCIAL CORPORATION		NEW YORK STATE DEPARTMENT OF FINANCIAL SERVICES

By:	/s/ Ronald Faris	By:	/s/ Benjamin M. Lawsky
RONALD FARIS		Benjamin M. Lawsky
President and Chief Executive Officer		Superintendent of Financial Services

OCWEN LOAN SERVICING, LLC

By:	/s/ Timothy M. Hayes
TIMOTHY M. HAYES
Executive Vice President
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